Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 6, 2024, relating to the financial statements of Semler Scientific, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/BDO USA, P.C.

BDO USA, P.C.

New York, New York

November 5, 2024